Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Cascade Microtech, Inc.:

We consent to incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-121964, 333-145353, 333-157058 and 333-161297), and Form S-3 (No. 333-145349) of Cascade Microtech, Inc. of our reports dated March 1, 2010, with respect to the consolidated balance sheets of Cascade Microtech, Inc. as of December 31, 2009 and 2008, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2009, the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2009, which reports appear in the December 31, 2009 annual report on Form 10-K of Cascade Microtech, Inc.

/s/ KPMG LLP
Portland, Oregon
March 1, 2010